Exhibit 11 - COMPUTATION OF PER SHARE EARNINGS
(Thousands of dollars, except per share data)

                                           Six Months Ended June 30    Three Months Ended June 30
                                              2003          2002           2003          2002
                                           ----------    ----------    -----------    -----------
BASIC
Average shares outstanding                 79,198,167    60,092,322     85,520,667     60,239,065
Net income                                    $15,260       $   446        $ 3,921        $ 3,960
     Per share amount                           $0.19        $ 0.01         $ 0.05         $ 0.07
                                                =====         =====          =====          =====
DILUTED
Average shares outstanding                 79,198,167    60,092,322     85,520,667     60,239,065
Effect of dilutive securities based on the
  treasury stock method using the average
  market price if higher than the exercise
  price                                       204,433       639,734        239,828        798,964
                                           ----------    ----------     ----------     ----------
                                           79,402,600    60,732,056     85,760,495     61,038,029
Net income                                    $15,260      $    446        $ 3,921        $ 3,960
     Per share amount                           $0.19        $ 0.01         $ 0.05         $ 0.07
                                                =====         =====          =====          =====